Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-255140, 333-263799, 333-270878, 333-278315, 333-283693 and 333-285680) on Form S-8 and (Nos. 333-272421 and 333-291334) on Form S-3 of our report dated March 12, 2026, with respect to the consolidated financial statements of OnKure Therapeutics, Inc..

/s/ KPMG LLP

Denver, Colorado

March 12, 2026